UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. __ )

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Suffolk Bancorp

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

April 12, 2013

To Shareholders of Suffolk Bancorp:

Notice is hereby given that the annual meeting of shareholders of Suffolk Bancorp, a New York corporation (the “Company”), will be held at The Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York, on May, 21, 2013 at 10:00 a.m. (Eastern Daylight Time) for the purpose of considering and voting upon the following matters:

1.	The election of three directors to hold office for three years or until their successors shall have been duly elected and qualified;

2.	The advisory, non-binding resolution to approve our 2012 executive compensation;

3.	The ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013; and

4.	Any other business which may be properly brought before the meeting or any adjournment thereof.

The Board of Directors of the Company has fixed the close of business on April 5, 2013 as the record date for determination of shareholders entitled to notice of and to vote at the meeting, and only shareholders of record on said date will be entitled to receive notice of and to vote at said meeting.

By Order of the Board of Directors
PATRICIA M. SCHAUBECK
Corporate Secretary

IMPORTANT – WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT, PLEASE VOTE PROMPTLY BY SUBMITTING YOUR PROXY BY INTERNET, PHONE OR BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

THIS PAGE LEFT BLANK INTENTIONALLY.

4 West Second Street, P.O. Box 9000
Riverhead, New York 11901
(631) 208-2400
www.suffolkbancorp.com

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS
To be Held May 21, 2013

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of Suffolk Bancorp, a New York corporation (the “Company”), of proxies to be voted at the annual meeting of shareholders to be held at 10:00 a.m. (Eastern Daylight Time) on May 21, 2013 at The Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York 11901. This Proxy Statement, together with the enclosed proxy card, is first being sent to shareholders on or about April 12, 2013.

Voting Instructions

If you hold your shares in your own name as an owner of record, you may vote your shares either in person or by proxy.  If you wish to vote by proxy, you must do one of the following:

●	Complete the enclosed proxy card and mail it in the envelope provided.

●
Use the Internet to vote at www.voteproxy.com.  Please have your proxy card in hand as you will be prompted to enter the Company number and your account number to submit an electronic vote.  The deadline for Internet voting is 11:59 p.m., Eastern Daylight Time, on May 20, 2013.

●
Use any touch-tone telephone to vote by calling 1-800-PROXIES (1-800-776-9437) in the United States, or 1-718-921-8500 from outside of the United States.  Please have your proxy card in hand as you will be prompted to enter the Company number and your account number to submit your vote.  The deadline for telephone voting is 11:59 p.m., Eastern Daylight Time, on May 20, 2013.

If you wish to vote your shares in person, you can do so by attending the annual meeting.  Returning your proxy card will not prevent you from voting in person if you attend the annual meeting.

If you hold your shares through a bank, broker or other third party, that party will forward proxy materials and voting instructions that you must follow in order to vote your shares.

Revocability of Proxy

Any shareholder executing a proxy that is solicited in this Proxy Statement has the power to revoke it by giving written notice to the Secretary of the Company at any time prior to the exercise of the proxy. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive offices at Suffolk Bancorp, 4 West Second Street, P.O. Box 9000, Riverhead, New York 11901, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy. Persons whose shares are held for their benefit by a bank, broker, or other third-party are reminded that they must obtain a legal proxy from that third-party in order to revoke prior proxies submitted through that third-party, or to vote those shares at the meeting of shareholders, and must present that legal proxy to the Inspector of Election prior to exercising that proxy.

If you use the Internet, you can change your vote at the Internet address shown on your proxy card. The Internet voting system is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 20, 2013.

If you vote by telephone, you can change your vote by using the toll free telephone number shown on your proxy card. The telephone system is available 24 hours a day until 11:59 p.m., Eastern Daylight Time, on May 20, 2013.

Persons Making the Solicitation

The proxy solicitation is being made by our Board of Directors. Proxies may also be solicited by our officers and employees, as well as those of The Suffolk County National Bank (the “Bank”), which is a wholly-owned subsidiary of the Company. Such solicitation may be done personally, or by telephone or electronically, but such directors, officers, and employees will receive no additional compensation for these services. Copies of proxy material will be furnished to brokerage houses, fiduciaries, and custodians to be forwarded to the beneficial owners of the Company’s common stock.  The Company will bear all costs and expenses of the solicitation.

Internet Availability of Proxy Materials

The Company’s Proxy Statement and Annual Report to shareholders for the year ended December 31, 2012 are available on the Company’s website at www.suffolkbancorp.com.

Voting Securities and Principal Holders Thereof

As of April 5, 2013, there were 11,566,347 shares of common stock, $2.50 par value per share, of the Company (the “Common Stock”) outstanding. Only shareholders of record at the close of business on April 5, 2013 are entitled to notice of and to vote at the annual meeting. Each shareholder of record on that date is entitled to one vote for each share held. Shareholders do not have cumulative voting rights in the election of directors.

All properly completed and unrevoked proxies that are received prior to the close of voting at the meeting will be voted in accordance with the instructions made. If you return an executed proxy card without marking your instructions, your executed proxy will be voted FOR the election of the nominees set forth in this Proxy Statement as directors of the Company; FOR the advisory, non-binding resolution to approve the Company’s 2012 compensation program for its named executive officers; and FOR the ratification of the appointment of BDO USA, LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2013.

The Board of Directors knows of no other business to be presented at the meeting.  If any matters other than those set forth above are properly brought before the meeting, the individuals named in your proxy card may vote your shares in accordance with their best judgment.

To the best knowledge of the Company, the following table presents the total number of shares and percent beneficially owned by shareholders who own more than 5 percent of the Company’s Common Stock as of April 5, 2013:

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class (1)

The Banc Funds Co. LLC	953,643	(2)	8.24%
20 North Wacker Drive, Suite 3300
Chicago, IL 60606

Wellington Management Company, LLP	657,846	(3)	5.69%
280 Congress Street
Boston, Massachusetts 02210

BlackRock Inc.	638,383	(4)	5.52%
40 East 52nd Street
New York, NY 10022

(1) There were 11,566,347 shares of Common Stock outstanding as of April 5, 2013. The "Percent of class" for each of the shareholders in the table was calculated by using the disclosed number of beneficially owned shares of Common Stock as the numerator and the number of the Company's outstanding shares of Common Stock as of April 5, 2013 as the denominator.

(2) Based on Schedule 13G filed with the Securities and Exchange Commission on February 12, 2013. Schedule 13G was filed jointly by Banc Fund VI L.P., Banc Fund VII L.P. and Banc Fund VIII L.P. Banc Fund VII L.P. has sole voting and sole dispositive power with respect to 274,500 shares of Common Stock and Banc Fund VIII L.P. has sole voting and sole dispositive power with respect to 679,143 shares of Common Stock.  Banc Fund VI L.P. claims no beneficial ownership.

(3) Based on Schedule 13G filed with the Securities and Exchange Commission on February 14, 2013. Beneficial owner shares voting power with respect to 628,499 shares of Common Stock and shared dispositive power with respect to 657,846 shares of Common Stock.

(4) Based on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2013. Beneficial owner has sole voting and sole dispositive power with respect to 638,383 shares of Common Stock.

Voting Procedures

Shareholders representing at least a majority of the shares entitled to vote at the annual meeting must be present at the annual meeting, either in person or by proxy, for there to be a quorum at the annual meeting.  In the absence of a quorum, the annual meeting will be adjourned or postponed.

All proxies that are received by the Board of Directors conferring authority to so vote in the election of directors will be voted FOR the three nominees listed on pages 5 and 6. Directors shall be elected by a plurality of the votes cast at the meeting. All proxies received will be voted in accordance with their specific instructions. In the event any nominee declines or is unable to serve, the proxies will be voted for a successor nominee designated by the Board of Directors.

The affirmative vote of a majority of the votes cast by shareholders is required for approval of the Board of Directors’ appointment of the independent auditors for the year ending December 31, 2013. The affirmative vote of a majority of the votes cast by shareholders is required for approval of the advisory, non-binding resolution on the Company’s 2012 executive compensation. Abstentions and broker ‘non-votes’ are counted as present and entitled to vote for purposes of determining a quorum, but are not treated as votes cast at the meeting. Accordingly, abstentions and broker non-votes will not be counted for purposes of determining the outcome of any of the proposals to be voted on.

The following table sets forth the beneficial ownership of Common Stock as of April 5, 2013 by each director, each of the Company’s named executive officers and by all directors and executive officers as a group.  Each director and officer has sole voting and investment power over his or her shares of Common Stock except as otherwise indicated below:

SECURITY OWNERSHIP OF MANAGEMENT
Name of beneficial owner	Amount and nature of beneficial ownership (1)	Percent of class (4)

Director Nominees for a term of three years:
Edgar F. Goodale	107,014	*
David A. Kandell (2)	23,134	*
Ramesh N. Shah	-	-

Directors Continuing In Office:
Howard C. Bluver	20,000	*
Steven M. Cohen	3,520	*
James E. Danowski	29,451	*
Joseph A. Gaviola	5,174	*
Terence X. Meyer	21,435	*
John D. Stark Jr.	36,074	*

Executive Officers who are not Directors
Frank D. Filipo (1)	27,755	*
Brian K. Finneran (1) (3)	23,290	*
James P. Gay	3,500	*
Michael R. Orsino (1)	9,640	*

Directors and Executive Officers as a Group (13 people) (1)	309,987	2.67%

* less than 1%

(1) Includes the following number of shares issuable upon the exercise of stock options by the person named to purchase Common Stock which are exercisable within 60 days of April 5, 2013: Mr. Filipo, 22,167 shares; Mr. Finneran, 6,667 shares; and Mr. Orsino, 6,667 shares.

(2) Includes 1,002 shares to which Mr. Kandell shares voting and investment power.

(3) Includes 699 shares to which Mr. Finneran shares voting and investment power.

(4) There were 11,566,347 shares of Common Stock outstanding as of April 5, 2013. The "Percent of Class" for each of the Directors and Executive Officers and for the Directors and Executive Officers as a Group was calculated using the amount of ownership as the numerator and the total shares outstanding as of April 5, 2013 plus the amount of shares which such persons can acquire upon the exercise of stock options within 60 days of April 5, 2013 as the denominator.

PROPOSAL 1
ELECTION OF DIRECTORS

The first item to be acted upon at the meeting of shareholders is the election of three directors to hold office for three years, or until their successors shall have been duly elected and qualified. The By-Laws of the Company provide that the total number of directors may be fixed by resolution of the Board of Directors. The current number of directors is fixed at ten; however, the Board has resolved to fix the number of directors at nine simultaneous with the retirement of Susan V.B. O’Shea, as discussed below. The By-Laws further provide that the directors shall be divided into three classes, as nearly equal as possible, with terms of office of each class expiring at the end of consecutive years.

The Board, upon recommendation of the Nominating and Governance Committee, has nominated the following directors to a three-year term: Edgar F. Goodale, David A. Kandell and Ramesh N. Shah.  Mr. Shah was appointed to the Board in March 2013, after completion of a search conducted by the Nominating and Governance Committee.  Susan V.B. O’Shea has announced her retirement from the Board of Directors and will be retiring from the Board on the day prior to the annual meeting of Shareholders. Each of the three nominees has consented to being named in this Proxy Statement and to serve if elected, and the Board of Directors knows of no reason to believe that any nominee will decline or be unable to serve, if elected. The other six members of the Board of Directors, who are listed below, are currently expected to continue to serve on the Board until their respective terms expire.

Following is information about the nominees for directors to be elected at this annual meeting of shareholders and the directors of the Company whose terms of office continue after this annual meeting of shareholders of the Company:

NOMINEES FOR DIRECTOR AND DIRECTORS CONTINUING IN OFFICE
	Age at	Position and Offices	Served as Director	Present Term
Name (1)	May 21, 2013	With Company	Since	Expires (2)

Nominees for a term of three years:

Edgar F. Goodale	59	Director	1989	2013

David A. Kandell	59	Director	2003	2013

Ramesh N. Shah	65	Director	2013	2013

Directors Continuing In Office:

Howard C. Bluver	57	Director, President & Chief Executive Officer	2011	2014

Steven M. Cohen	65	Director	2012	2015

James E. Danowski	57	Director	2002	2015

Joseph A. Gaviola	57	Director, Chairman	2004	2014

Terence X. Meyer	56	Director	1999	2015

John D. Stark Jr.	50	Director	2007	2014

(1) All of the nominees and all of the directors continuing in office are or will also become directors of the Bank.

(2) The policy of the Board of Directors of Suffolk Bancorp is that directors shall retire at the end of the term of service during which they attain 72 years of age.

Vote Required for Approval

Election of a nominee for director requires a plurality of votes cast at the meeting in person or by proxy in favor of the election of a nominee by shareholders.

The Board of Directors recommends a vote FOR the election of Suffolk Bancorp’s nominees for director.

Set forth below is biographical information for each director as well as each director’s special knowledge and skills that qualify him or her to be a director.

Director Nominees

Mr. Goodale has served as President of Riverhead Building Supply, one of Long Island’s largest building supply companies, since 1971.  Mr. Goodale has extensive experience in retailing to the professional building trades and in real estate development, primarily in the Long Island market.  Mr. Goodale is a director of the Long Island Builders Institute and Chairman of the Long Island Home Builders Care Development Corp., an organization devoted to establishing homes for returning United States veterans.  The Board of Directors believes that Mr. Goodale’s extensive experience in owning, operating and growing a local business on Long Island, in addition to his 24 years as a Director of the Company (four of them as Chairman), qualifies him to serve on the Board.  Mr. Goodale studied business administration at the State University of New York, Morrisville.

Mr. Kandell is President and a shareholder of the accounting firm, Kandell, Farnworth & Pubins, CPAs, P.C., a position he has held since 1984.  Prior thereto, Mr. Kandell worked for four years at Arthur Andersen & Co., a former “big eight” public accounting firm.  He is a Certified Public Accountant, licensed in New York.  Mr. Kandell belongs to the Riverhead Chamber of Commerce and the Southampton Business Alliance.  The Board of Directors believes that Mr. Kandell is a qualified candidate for the board due to his extensive accounting and finance knowledge and his familiarity with the economic and business conditions in the Bank’s market.  Mr. Kandell received a BSBA degree from the University of North Carolina at Chapel Hill.

Mr. Shah currently serves on the boards of Cardon Outreach, a national provider of revenue cycle management to hospitals and health service providers, and Safety Services, a leading supplier of OSHA compliant safety products.  From 2005 to 2010, Mr. Shah was Chairman of WNS Global Services, a global provider of offshore outsourcing services.  Prior thereto, Mr.

Shah was CEO of Retail Banking of GreenPoint Bank from 1996 to 2004.  From 1978 to 1991, Mr. Shah held executive management positions at Shearson Lehman Bros. and American Express.  The Board of Directors believes that Mr. Shah, with his strategic background and specific knowledge and experience with financial service companies, will be a valuable resource to the Board in the current environment of increasing business and regulatory demands on financial services boards of directors.  Mr. Shah earned his BA in Economics from Bates College and his MBA in Finance from Columbia University.

Directors Continuing in Office

Mr. Cohen is currently the Founder and Principal of Baywood Consulting Group, providing operational and technology consulting services to public and private businesses nationally since 2005. He served as the Acting Chief Information Officer at the Bank for a period of 18 months, from May 2010 through December 2011, regularly interacting with all levels of management and the Board. Prior to establishing his consulting business, he worked in the financial services industry for numerous large banks, including M&T, Citibank and Irving Trust. His positions ranged from Applications Manager up to and including Chief Information Officer, Executive Vice President. Mr. Cohen is a member of the United States Coast Guard Auxiliary.  He has also served as Vice Chair of the East End Hospice, President of the Board of the Aquarium of Niagara and a member of the Board of the University of Buffalo Medical School Practice Plans.  In an industry highly reliant on information technology, Mr. Cohen’s long experience in both the industry and the field will provide the Board with perspective on technical issues.  Mr. Cohen received his BFA in communications from the New York Institute of Technology and an MBA in finance from Adelphi University.

Mr. Danowski is a Senior Partner in the accounting firm, Cullen & Danowski, LLP, a position he has held for over 30 years.  He is a Certified Public Accountant licensed in New York.  Mr. Danowski specializes in tax, estate and business matters.  Mr. Danowski is a member of the American Institute of Certified Public Accountants and its Tax Practice Division.  He is on the Board of Trustees of the John T. Mather Memorial Hospital and the John T. Mather Hospital Foundation and a member of the Board of Jefferson Ferry, a continuing care retirement community located in Suffolk County, New York.  The Board of Directors believes that Mr. Danowski is qualified to serve on the Board due to his accounting and business acumen and knowledge of the Suffolk County, Long Island economy.  Mr. Danowski received his BBA in accounting from Dowling College.

Mr. Meyer is a Partner in the law firm, Meyer Meyer and Keneally, Esqs., L.L.P., a position he has held since 1983.  Mr. Meyer specializes in trust and estate matters.  He is also a Certified Public Accountant licensed in New York (status inactive).  Mr. Meyer has prior experience in tax and audit with the former “big eight” public accounting firms of Arthur Andersen & Co. and Peat Marwick Mitchell (predecessor to KPMG).  Mr. Meyer is a Trustee of St. Anthony’s High School, located in Suffolk County.  The Board of Directors believes that Mr. Meyer is a qualified candidate to be a Director of the Company due to his knowledge of the law and accounting and his civic involvement and prominence in Suffolk County, Long Island.  Mr. Meyer received his BS in accounting from Providence College and his JD from Hofstra University Law School.

Mr. Bluver has served as President and Chief Executive Officer of the Company and the Bank since December 2011. From June 2011 to December 2011, Mr. Bluver provided consulting services to the Company and the Bank. Prior to that time, Mr. Bluver was the founder and President of JDS Financial Group, LLC, a consulting firm, which served the regulatory, transactional, risk management, corporate governance, due diligence and operational needs of the commercial banking, thrift, mortgage and investment banking sectors from 2005 to 2011. From 1994 until 2005, Mr. Bluver was Executive Vice President, General Counsel, and Chief Enterprise Risk Officer at GreenPoint Bank and GreenPoint Financial Corp., New York, New York. Prior to that, he was Deputy Chief Counsel, United States Office of Thrift Supervision, Washington, D.C. from 1987 to 1994. He started his career at the Securities and Exchange Commission in Washington, D.C., finishing as Chief of the branch in the Division of Corporation Finance that covered financial institutions. Since 2005, he has also been a member of the Board of Directors of the Bank of Georgetown in Washington D.C., as well as a member of that institution’s Audit Committee and Strategic Planning Committee.  As President and Chief Executive Officer of the Company and the Bank, and by virtue of his 30-year career in the banking industry as both a participant and regulator, Mr. Bluver is able to provide valuable perspective on Suffolk’s current position and future strategy.

Mr. Gaviola is an entrepreneur, owning and operating several retail and real estate businesses on the east end of Long Island.  Prior to establishing his first business 25 years ago, Mr. Gaviola held senior management positions with Inspiration Coal Company and Carbon Fuel Corp (a division of ITT) where he was responsible for various operating divisions.  Mr. Gaviola is on the board of directors and the Director of Finance of the Montauk Pt. Lighthouse Museum.  He has, up until recently, served on numerous community and charitable boards on the east end of Long Island.  The Board believes Mr. Gaviola is qualified to be a member of the Board due to his particular understanding of the Company’s market and customer base garnered from his lifelong presence on eastern Long Island.  Mr. Gaviola holds an AS in economics and business from the University of Rhode Island.

Mr. Stark is Vice President of Foxwood Corporation, one of the largest manufactured-home community development and management companies in the Company’s primary market area, a position he has held for the past 17 years.  Prior to his current position, Mr. Stark held various engineering positions with industrial machinery and optic companies.  A lifelong resident of eastern Long Island, he brings a thorough knowledge of the local economy as well as an analytical understanding of business problems to influence his advice to his colleagues on the Board. Mr. Stark holds a BS in mechanical engineering from Northeastern University.

Named Executive Officers

The names, ages and positions of the current executive officers of the Company and the Bank are as follows:

EXECUTIVE OFFICERS
Name	Age at May 21, 2013	Position (and served since)

Howard C. Bluver	57	President and Chief Executive Officer of the Company and the Bank since 2011.

Brian K. Finneran	55	Executive Vice President and Chief Financial Officer of the Company and the Bank since 2012.

Frank D. Filipo	62
Executive Vice President of the Company since 2003; Executive Vice President and Operating Officer of the Bank since 2011; Executive Vice President and Chief Retail Officer of the Bank from 2010 to 2011; Executive Vice President, Retail Banking of the Bank from 2003 to 2010; Senior Vice President, Retail Banking of the Bank from 2001 to 2003.

James P. Gay	62	Executive Vice President and Chief Credit Officer of the Company and the Bank since 2013.

Michael R. Orsino	62	Executive Vice President and Chief Lending Officer of the Company and the Bank since 2012.

Howard C. Bluver has served as President and Chief Executive Officer of the Company and the Bank since 2011.  From June 2011 to December 2011, Mr. Bluver provided consulting services to the Company and the Bank.  Prior to that time, from 2005 to 2011, Mr. Bluver was the founder and President of JDS Financial Group, LLC, a consulting firm which served the regulatory, transactional, risk management, corporate governance, due diligence and operational needs of the commercial banking, thrift, mortgage and investment banking sectors.  From 1994 until 2005, Mr. Bluver was Executive Vice President, General Counsel and Chief Enterprise Risk Officer of GreenPoint Bank and GreenPoint Financial Corp., New York, New York.  Prior thereto, Mr. Bluver held various positions at the United States Office of Thrift Supervision and the United States Securities and Exchange Commission.

Brian K. Finneran has served as Executive Vice President and Chief Financial Officer of the Company and the Bank since 2012.  From 2007 to 2012, Mr. Finneran was Chief Financial Officer of State Bancorp, and from 1997 to 2012, Chief Financial Officer of State Bank of Long Island.  He also served as Senior Vice President and Comptroller at State Bank of Long Island from 1990 to 1997.  Prior thereto, Mr. Finneran held various accounting and finance positions with NatWest Bank USA and Irving Trust Company.

James P. Gay has served as Executive Vice President and Chief Credit Officer of the Company and the Bank since 2013.  From 2010 to 2013 Mr. Gay was President and Chief Credit Officer of National Bank of New York City.  Mr. Gay was President and Chief Executive Officer of Gold Coast Bank from 2007 to 2009.  From 2005 to 2007, Mr. Gay was Senior Vice President and Deputy Chief Lending Officer with Signature Bank.  Mr. Gay served in various capacities with Citibank, N.A. (formerly European American Bank) from 1994 to 2005, from Vice President – Risk Manager to Senior Vice President, Managing Director.  Prior thereto, Mr. Gay held various credit related positions with Chemical Bank and Barclays Bank of New York.

Frank D. Filipo has served as Executive Vice President of the Company and the Bank since 2003.  He has been Operating of the Officer of the Bank since 2011, Chief Retail Officer from 2010 to 2011 and in charge of the Retail Banking Division since 2001.  Prior thereto, from 1996 to 2001, Mr. Filipo served as Senior Vice President and Regional Administrator for North Fork Bank, and was Executive Vice President and Senior Loan Officer at The Bank of the Hamptons prior to its acquisition by the Company in 1994.

Michael R. Orsino has served as Executive Vice President and Chief Lending Officer of the Company and the Bank since 2012.  Prior to joining the Company, Mr. Orsino was President of Key Bank Hudson Valley/Metro NY District from 2007 to 2011 and President of Key Bank Capital Region District from 2005 to 2007.  From 2003 to 2005, Mr. Orsino was the National Retail and Business Banking Sales Executive for Key Bank.  Prior to 2003, Mr. Orsino served in various executive positions with Key Bank, including President of Key Bank’s Long Island District and Executive Vice President of Key Bank’s East Region Retail Banking Division.

Board Leadership Structure and Role in Risk Oversight

The Company currently has separate individuals serving in the roles of Chairman of the Board of Directors and Chief Executive Officer of the Company. The Board of Directors currently believes that separating the two positions enhances the accountability of the Chief Executive Officer to the Board and strengthens the Board’s independence from management. However, the Board of Directors believes that Board governance requires a dynamic approach and may determine in the future that the same individual should serve in the role of Chief Executive Officer and Chairman of the Board.

The entire Board of Directors is engaged in risk oversight.  The Board of Directors is assisted in its risk oversight by the Audit Committee, which reviews, considers, monitors and addresses risk management issues and concerns. The Risk Manager attends Audit Committee meetings and discusses the Company’s risk profile and risk management program with the Committee.  Reports are provided to the Audit Committee and the Board to assist in risk oversight.  The Audit Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com.

Transactions with Related Persons, Promoters and Certain Control Persons

Some of the nominees, directors continuing in office, and executive officers of the Company, as well as members of their immediate families and the corporations, organizations, trusts, and other entities with which they are associated, are also customers of the Bank in the ordinary course of business. They may also be indebted to the Bank in respect of loans of $120,000 or more.  It is anticipated that these people and their associates will continue to be customers of, and indebted to, the Bank in the future. All loans extended to such individuals, corporations and firms (i) were made in the ordinary course of business, (ii) in the opinion of management did not involve more than normal risk of collectability or present other unfavorable features, and (iii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. All such loans are reviewed and approved by the full Board of Directors of the Bank. At present, none of these loans to nominees, directors, executive officers, or their associates is non-performing.

Terence X. Meyer, a director of the Company and the Bank, is a Partner in the law firm of Meyer Meyer and Keneally, Esqs. L.L.P.  The law firm represents the Bank in connection with closings of certain commercial real estate loans, the fees of which are paid by borrowers.  The Bank’s use of the law firm, Meyer Meyer and Keneally, Esqs. L.L.P., pre-dates Mr. Meyer’s service as a Director.  In 2012, borrowers paid an aggregate of $134,449 to the firm for the Bank’s legal fees.

The Nominating and Governance Committee reviews all related party transactions between the Company and any of its directors, officers and/or their family members or in which any of such persons directly or indirectly is interested or derives benefits.  The Nominating and Governance Committee determines whether a particular relationship serves the best interests of the Company and its shareholders.  In addition, the Company has a Code of Ethics for its directors, officers and employees which, among other things, requires that such individuals avoid conflicts of interest.  The Code of Ethics is available on the Company’s web site at www.suffolkbancorp.com.

Indemnification of Directors and Officers

On June 6, 2012, the Company renewed its directors’ and officers’ liability insurance for a one-year term at a cost of $425,812 including premiums and fees.  The policy is carried with Zurich American Insurance Company and XL Specialty Insurance Company and covers all directors and officers of the Company and its subsidiaries.

The Company and two former executive officers of the Company are defendants in a putative class action lawsuit, James E. Fisher v. Suffolk Bancorp, et al., No. 11 Civ. 5114 (SJ), U.S. District Court for the Eastern District of New York.  That suit alleges violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 by knowingly or recklessly making false statements about, or failing to disclose accurate information about, the Company’s financial results and condition, loan loss reserves, impaired assets, internal and disclosure controls, and banking practices.  The complaint seeks damages in an unspecified amount on behalf of purchasers of the Company’s common stock between March 12, 2010 and August 10, 2011.  On October 15, 2012, the defendants filed a motion to dismiss the complaint.  The District Court has been informed that the parties have agreed to a resolution of the action and are in the process of preparing a Stipulation of Settlement for submission for the Court’s approval.  Two putative shareholder derivative actions are also pending against the Company, as a nominal defendant, and against current and former directors and executive officers of the Company: Robert J. Levy v. J. Gordon Huszagh, et al., Civ. 3321 (JS), U.S. District Court for the Eastern District of New York and Susan Forbush v. Edgar F. Goodale, et al., No. 33538/2011, Supreme Court of the State of New York, Suffolk County.  These cases allege that the individual defendants breached their fiduciary duties by making improper statements regarding the sufficiency of the Company’s allowance for loan losses and loan portfolio and credit quality, and by failing to establish sufficient allowances for loan losses and to establish effective credit risk management policies.

Pursuant to the indemnification provisions of the Company’s By-Laws, the legal fees and expenses of the defendant directors and officers in connection with these lawsuits are being advanced by the Company.  As of April 5, 2013, the amount of the legal fees and expenses advanced by the Company is as follows: Stacey L. Moran $104,601; J. Gordon Huszagh, Terence X. Meyer, Thomas S. Kohlmann, Edgar F. Goodale, Joseph A. Gaviola, John D. Stark, Jr., Susan V.B. O’Shea, James E. Danowski and David A. Kandell, as a group, $491,997.  The Company’s directors’ and officers’ liability insurance carrier has been reimbursing the Company for these fees above the policy’s deductible.

Filing of S.E.C. Reports - Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires executive officers, directors, and persons who beneficially own more than 10 percent of the stock of the Company to file initial reports of ownership and reports of changes in ownership. Such persons are also required by S.E.C. regulations to furnish the Company with copies of these reports. Based solely on a review of the copies of such reports furnished to the Company and the written representations of its directors and executive officers, the Company believes that during 2012 its directors, executive officers and beneficial owners of more than 10 percent of the stock complied with all applicable filing requirements of Section 16(a).

Committees

The Boards of both the Company and the Bank have standing Audit, Nominating and Governance, and Compensation Committees, composed as follows:

COMMITTEE MEMBERSHIP
Audit	Nominating and Governance	Compensation

David A. Kandell, Chair	Edgar F. Goodale, Chair	James E. Danowski, Chair
James E. Danowski	James E. Danowski	Joseph A. Gaviola
Joseph A. Gaviola	David A. Kandell	John D. Stark, Jr.

The Audit Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com. The Audit Committee performs the functions described below under “Report of the Audit Committee.” The Board has determined that all of the members of the Audit Committee are “independent” as required by the applicable listing standards of NASDAQ. The Board has also determined that Messrs. Danowski and Kandell are “audit committee financial experts,” and have the requisite financial and accounting expertise and knowledge regarding the Company’s financial reporting process and internal controls. None of the members of the committee serve on more than three audit committees, including that of the Company. The Committee pre-approves all auditing services and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Nominating and Governance Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com. The Nominating and Governance Committee is appointed by the Board to (1) assist the Board by identifying individuals qualified to become Board members, and to recommend to the Board the director nominees for the next annual meeting of shareholders; (2) recommend to the Board the Corporate Governance Guidelines applicable to the Company; (3) lead the Board in its annual review of the Board’s performance; and (4) recommend to the Board nominees for each committee.  The Board of Directors has determined that all members of the Nominating and Governance Committee are “independent” under the applicable listing standards of NASDAQ.

The Compensation Committee operates under a formal charter which is available on the Company’s web site at www.suffolkbancorp.com. The Charter was adopted by the Board on November 28, 2012.  The Compensation Committee is appointed by the Board of Directors and its functions are to discharge the Board’s responsibilities relating to the Company’s compensation and benefit plans and practices and to produce an annual report on executive compensation for inclusion in the Company’s proxy statement. The Committee reviews, at least annually, compensation policies of the Company and makes recommendations to the Board. The Board of Directors has determined that all members of the Compensation Committee are “independent” as required by the applicable listing standards of NASDAQ.

REPORT OF THE AUDIT COMMITTEE

The role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s financial reporting process. The Board of Directors, in its business judgment, has determined that all members of the Committee are “independent” as required by, and meet the experience requirements of, the applicable listing standards of NASDAQ. The Committee operates pursuant to a charter whose adequacy is reviewed and reassessed by the Committee on an annual basis, and was amended and restated by the Board on August 29, 2012. As set forth in the charter, management of the Company is responsible for the preparation, presentation, and integrity of the Company’s financial statements; the Company’s accounting and financial reporting principles; and the Company’s internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing the Company’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

In the performance of its oversight function, the Committee has reviewed and discussed the audited financial statements and related controls, procedures, compliance, and other matters with management and the independent auditors. These discussions included those required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as currently in effect. The Committee has (1) also received the written disclosures and the letter from the independent auditors required by Independent Standards Board Standard No. 1, Independence Discussions with Audit Committees, as currently in effect; (2) received written confirmations from management with respect to information technology consulting services relating to financial information systems design and implementation, internal audit, and any other services provided by the auditors; (3) considered whether the provision of those services by the independent auditors to the Company is compatible with maintaining the auditors’ independence; and (4) discussed with the auditors the auditors’ independence.

Based upon the reports and discussions described in this report, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, which has been filed with the Securities and Exchange Commission.

Submitted by:	David A. Kandell, Chairperson of the Committee; James E. Danowski; Joseph A. Gaviola.

The information contained in the Audit Committee Report is not deemed filed for purposes of the Exchange Act, shall not be deemed incorporated by reference by any general statement incorporating this document by reference into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

NOMINATING AND GOVERNANCE COMMITTEE

The key roles, among others, of the Nominating and Governance Committee are to assist the Board by identifying individuals qualified to become Board members and to recommend to the Board the corporate governance guidelines applicable to the Company. The Committee operates pursuant to a charter whose adequacy is reviewed and reassessed by the Committee on an annual basis, and was amended and restated by the Board on January 30, 2013.  The Committee assesses and advises the Board of its assessment of the independence of both current and prospective directors in accordance with the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, and the applicable listing requirements of NASDAQ.  Pursuant to these independence standards, a director must not have a relationship with the Company, other than as a director, which would interfere with the director’s exercise of independent judgment.  The Board of Directors conducted an annual review of independence.  During this review, the Board considered transactions and relationships during the prior year between each director or any member of his or her immediate family and the Company and its subsidiaries, affiliates and equity investors, including those reported under “Transactions with Related Persons, Promoters and Certain Control Persons.”  The purpose of the review was to determine whether any such relationships was inconsistent with a determination that the director is independent.  As a result of this review, and on the recommendation of the Nominating and Governance Committee, the Board of Directors has determined the independence of each of the Company’s directors, nominated or continuing in office and concluded that a majority of the Board is independent.

The Board of Directors has determined that James E. Danowski, Joseph A. Gaviola, Edgar F. Goodale, David A. Kandell, John D. Stark, Jr. and Ramesh N. Shah are independent.  In determining the independence of Messrs. Danowski and Kandell, the Board considered the fees that Mr. Danowski’s accounting firm, Cullen & Danowski, LLP, and Mr. Kandell’s accounting firm, Kandell, Farnworth & Pubins, CPA’s, P.C., received in 2012 for completing and filing fiduciary tax returns on behalf of trusts for which the Bank is trustee.  The services provided by the accounting firms are provided to the trusts and the fees are paid out of the income of the trust.  The Bank’s use of these accounting firms pre-dates Mr. Danowki’s and Mr. Kandell’s service as directors of the Company.  The Board determined that the fees paid to the accounting firms with which Messrs. Danowski and Kandell are associated do not interfere with the exercise of independent judgment and concluded that Messrs. Danowski and Kandell are independent.  In determining the independence of Mr. Gaviola, the Board took into account the landlord-tenant relationship between Mr. Gaviola and the Bank.  Mr. Gaviola is the President and sole shareholder of Chris-Nic Properties, Inc., landlord of the Bank’s Montauk Dock branch.  The Board determined that this relationship does not interfere with the exercise of Mr. Gaviola’s independent judgment and concluded that Mr. Gaviola is independent.  Mr. Bluver is not independent because he is an executive officer of the Company.  Mr. Cohen is not independent because he was employed by the Bank as Acting Chief Information Officer within the past three years, from May 2010 through December 2011.  Mr. Meyer is not independent because of the amount of fees received in one of the past three years  by his law firm, Meyer Meyer & Keneally Esqs. LLP, in connection with the firm’s legal representation of the Bank in certain loan closings.  The relationship is described in detail under the caption, “Transactions with Related Persons, Promoters and Certain Control Persons,” in this Proxy Statement.

The Board of Directors has chosen to conduct its executive sessions, which include only directors deemed to be independent, at least two times annually, chaired by the Chairman.

The primary business of the Company is the operation of the Bank. The directors of the Company met 15 times during the fiscal year ended December 31, 2012; the Audit Committee met 5 times; the Compensation Committee met 4 times; and the Nominating and Governance Committee met 3 times during 2012. The Board of the Bank met 14 times. No director currently serving attended fewer than 75 percent of the meetings of the Board of the Company and its committees, or of the Bank and its committees.

The Nominating and Governance Committee has a policy to encourage shareholders, as well as directors, employees, and other stakeholders in the Company to submit candidates for the Committee’s consideration. Submissions may be made at any time in writing, but to be considered by the Committee for nomination at the 2014 annual meeting should be submitted by December 19, 2013, to:

Chairman, Nominating and Governance Committee
c/o Corporate Secretary
Suffolk Bancorp
4 West Second Street
P.O. Box 9000
Riverhead, New York 11901

The Committee makes no representation that it will recommend to the Board of Directors a candidate as a nominee, but will consider all individuals whose names are submitted. All candidates for nominee, regardless of the source of submission, will be evaluated under the same criteria. Accordingly, candidates for director of the Company and the Bank should be at minimum:

●	Growing in prominence or already prominent, respected, with good contacts in the communities the Company serves.
●	Experienced and successful in business, finance, or administration.
●	Familiar with fiduciary responsibility.
●	Demonstrate high moral character and integrity.
●	Free from conflicts of interest that would prevent the fulfillment of the director’s duties to the Company.
●	Able to read and understand bank financial statements.

The members of the Nominating and Governance Committee consider the professional experience, education, independence and other diverse factors in the director nomination process; however, the Nominating and Governance Committee does not have any formal policy regarding the diversity of the Board.

At present, the Committee does not use third parties to help identify nominees for the Board of Directors, although it reserves the right to do so in the future. Candidates for nominee may be suggested by the Directors, members of management, other employees, shareholders, customers, or members of the communities the Company serves.  The current director nominees were identified as being qualified director candidates by management and the Board of Directors.

Shareholders are encouraged to communicate with the Board of Directors whenever they believe it is important to do so. Communications should be designated on the outside of the envelope in which they are sent as being intended for the full Board of Directors or for the sole consideration of directors who are not also part of management, and can be sent to the Board as follows:

The Board of Directors (or Non-management Directors)
c/o Corporate Secretary
Suffolk Bancorp
4 West Second Street
P.O. Box 9000
Riverhead, New York 11901

All such communications from bona-fide shareholders will be forwarded to the designated directors upon the sender’s confirmation as a shareholder.

The Board of Directors expects that directors shall attend a minimum of 75 percent of the regular and special meetings of the Board, unless granted leave for illness or personal reasons, and directors are strongly encouraged to attend the annual meeting of shareholders. All directors then serving attended the most recent annual meeting of the shareholders held on May 29, 2012.

Shareholder proposals to be considered at an annual meeting must be submitted in a timely fashion. Shareholder proposals pursuant to Rule 14a-8 of the Exchange Act to be considered for inclusion in the proxy statement for the 2014 annual meeting of the shareholders must be received by the Company at its principal executive offices no later than December 13, 2013. Any such proposals, as well as any questions about them, should be directed to the Secretary of the Company. Shareholder proposals for the 2014 annual meeting of shareholders submitted outside of the processes of the Securities and Exchange Commission’s Rule 14a-8 must be, and will be considered untimely unless they are, (a) in the case of nominations for election to the Board of Directors, delivered or mailed to the President of the Company not less than 14 nor more than 50 days prior to the date of the 2014 annual meeting (or no later than the close of business on the seventh day following the date on which notice of the meeting is mailed, if less than 21 days’ notice of the 2014 annual meeting is given to shareholders), or (b) in the case of shareholder proposals concerning business other than nominations for election to the Board of Directors, received by the Company at its principal offices, directed to: Corporate Secretary, no later than February 26, 2014 or, if the date of the 2014 annual meeting is more than 30 days earlier or later than May 21, a reasonable time before the Company mails its proxy materials for the 2014 annual meeting.  In the case of nominations for election to the Board of Directors, shareholder proposals must comply with the requirements of the Company’s By-Laws, which are available on the Company’s website at www.suffolkbancorp.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

No person served as a member of the Compensation Committee of the Company's board of directors during the last completed fiscal year, who:

A.	Was, during the fiscal year, an officer or employee of the registrant;

B.	Was formerly an officer of the registrant; or

C.	Had any relationship requiring disclosure by the registrant under any paragraph of Item 404 or Regulation S-K.

Compensation Discussion and Analysis

Overview

This Compensation Discussion and Analysis explains the Company’s compensation philosophy, policies and practices with respect to the following individuals included in the Summary Compensation Table on page 24, referred to collectively as the “named executive officers.”

●	Howard C. Bluver; Director, President and Chief Executive Officer
●	Frank D. Filipo; Executive Vice President and Operating Officer
●	Brian K. Finneran; Executive Vice President and Chief Financial Officer
●	Karen A. Hamilton; Executive Vice President and Chief Credit Officer
●	Michael R. Orsino; Executive Vice President and Chief Lending Officer

In addition to the Compensation Discussion and Analysis, the compensation and benefits provided to our named executive officers in 2012 are set forth in detail in the Summary Compensation Table and other tables that follow this analysis, as well as in the footnotes and narrative material that accompany those tables.

Executive Summary

The following section provides a summary of our 2012 business performance and key organizational changes, resulting management and compensation decisions, shareholder friendly pay practices, and the results of our last “say-on-pay” vote.

Business Performance and Outlook

After a difficult 2011, the Company made great progress in 2012 in moving past legacy issues and positioning the Company for future growth.  In assessing and reviewing compensation of the named executive officers, the Compensation Committee recognized the following accomplishments and challenges during 2012 upon which it made its compensation decisions and recommendations to the Board:

The accomplishments:
●	Resolved legacy credit issues. Reduced total non-accrual loans to 2.10% of loans at year-end from 8.33% of loans at year-end 2011 and early delinquencies to 1.81% of loans from 3.56% at year-end 2011.
●	Strengthened core funding. Increased demand deposits to 43% of total deposits at year-end 2012 from 40% at year-end 2011.
●
Increased capital ratios. Private placement of $25 million of Common Stock resulted in Tier 1 Leverage Ratio of 9.79%, Total Risk Based Capital Ratio of 18.15% and Tangible Common Equity Ratio of 9.96% at year-end 2012.

●	Reduced average total funding costs to 24 basis points in the fourth quarter of 2012 from 33 basis points in the comparable 2011 period.
●	Reorganized commercial and residential lending units to facilitate increased lending.
●	Assembled premier senior management team.

The challenges:
●	Operating expenses remain high. For 2012, the Company’s operating efficiency ratio was over 87%.
●	Pressure on net interest margin. Net interest margin declined to 4.19% in 2012 from 4.97% in 2011.
●	Addressing Formal Agreement (the “Formal Agreement”) with the Office of the Comptroller of the Currency (the “OCC”).

Organizational Changes

Management changes that began in 2011 continued throughout 2012 and into 2013.  Brian K. Finneran joined the Company in February 2012 as Executive Vice President and Chief Financial Officer.  In March 2012, the Company hired Michael R. Orsino as Executive Vice President and Chief Lending Officer. Simultaneously, Karen A. Hamilton relinquished her role as Chief Lending Officer and assumed the role of Chief Credit Officer.  In January 2013, Ms. Hamilton announced her retirement effective March 2013.  Ms. Hamilton was succeeded by James P. Gay, Executive Vice President and Chief Credit Officer.

Resulting Compensation Actions and Awards

The Company’s 2012 compensation actions were taken to achieve defined objectives and, where appropriate, reflected on our performance.  Certain actions were required in order to induce seasoned, talented executives to join our organization, such as guaranteed cash bonuses for one year and stock option awards.  Where applicable, bonuses were paid to reward performance and key achievements made during the year.

●
No Base Salary Adjustments.  The Company did not effectuate any base salary adjustments to named executive officers during 2012 other than for Mr. Filipo, who received a 1% base salary market adjustment in December 2012.

●
Annual Cash Incentive Awards. The Company developed a new annual incentive compensation program which was implemented in 2012, the Executive Incentive Program (the “EIP”).  The Company paid bonuses under the EIP in 2013 to the named executive officers, reflecting our 2012 key accomplishments cited above, as well as other performance achievements.  In addition, Messrs. Finneran and Orsino received guaranteed minimum bonuses negotiated in connection with their hiring.  For details regarding the EIP and payments under the EIP, see page 18 and pages 20 to 22.

●
Stock Option Grants.  Concurrent with the hiring of Messrs. Finneran and Orsino in 2012, each was awarded options to purchase 20,000 shares of Common Stock at the fair market value on the date of grant.  In addition, the Company granted stock options to Mr. Filipo and Ms. Hamilton of the same magnitude at the fair market value on the date of such grant.  The options are for a term of ten years and vest over the first three years of the term (generally subject to continued employment during such term).  For details of the grants, see pages 20 to 22.

●
Executive Change of Control Agreements.  The Company entered into change of control employment agreements with newly hired executive officers in 2012, including Mr. Finneran and Mr. Orsino.  In addition, the Company entered into a change of control employment agreement with Mr. Filipo in June 2012.  Mr. Filipo’s prior change of control employment agreement expired in April 2012.  These agreements are materially the same as agreements previously entered into with our other named executive officers.  The details of these change of control employment agreements are summarized on page 27.

In 2013, we took select compensation actions prior to the filing of this Proxy Statement, namely providing salary increases to named executive officers that are described below, other than Ms. Hamilton who retired, as well as awarding stock option grants to certain individuals.  We continue to refine our compensation program and practices to reflect our philosophy, competitive market practice and strong corporate governance protocols, as evidenced below.

Shareholder Friendly Programs and Designs

Suffolk Bancorp has many shareholder friendly executive compensation programs, practices and protocols, including, but not limited to, the following:

●	The Compensation Committee is comprised entirely of independent members, and the Compensation Committee engaged their own independent compensation consultant, Pearl Meyer & Partners, in 2011 and 2012.

●
The Company employs reasonable benchmarking practices, including the use of a size-appropriate, industry group of peer comparators and size-adjusted survey data, as disclosed under “Role of Market Data/External Comparisons” on page 16.

●	No tax gross-ups are provided by the Company to our named executive officers with respect to “golden parachute” excise taxes.

●	The Company does not have a history of re-pricing equity incentive awards.

●
The Company has a securities trading policy that discourages directors, officers and employees from purchasing Company securities on margin, short selling Company securities and buying derivatives on Company securities.

●	The Company has adopted claw-back policies with respect to its incentive compensation plans.

●	The Company attempts to balance both short- and long-term incentives to effectively align our pay with annual operating results and long-term business success.

●	There are no supplemental executive retirement plans established for the exclusive benefit of the named executive officers.

Say-on-Pay and Say-on-Pay Frequency

At the Company’s 2012 annual shareholder’s meeting, we held an advisory, non-binding shareholder vote on the 2011 compensation of our named executive officers, commonly referred to as a “say-on-pay” vote.  Our shareholders overwhelmingly voted in favor of our proposal. As we evaluated our executive compensation practices since that vote, we were mindful of the strong support our shareholders expressed for our current pay programs.  As a result, the Compensation Committee retained our general approach to executive compensation in 2012.  The Compensation Committee did, however, engage Pearl Meyer & Partners in 2011 to design an annual executive incentive program to commence in 2012, which is described below under “Executive Incentive Program.”

With regard to the advisory, non-binding resolution regarding the frequency of the non-binding vote on executive compensation, in 2011 our shareholders cast the highest number of votes for voting on an annual basis, compared to every two or three years.  In light of this result and other factors considered by the Board of Directors, the Board of Directors determined that we will hold annual non-binding advisory votes on executive compensation until at least the next required vote on the frequency of the non-binding advisory vote on executive compensation.

Named Executive Officer Compensation Philosophy and Objectives

Suffolk Bancorp’s overarching compensation philosophy is to pay for performance in a risk-appropriate fashion. The key objectives of the Company’s compensation programs are to attract and retain qualified, talented individuals to fill key positions and to compensate our named executive officers at fair and competitive levels in order to encourage them to work to increase the net worth of the Company, and ultimately shareholder value.

We accomplish these objectives through the following means:

●	Provide competitive pay opportunities, with actual pay outcomes highly dependent on Company performance.

●	Balance fixed and variable compensation by providing a competitive salary and benefits package, as well as meaningful variable cash and equity compensation.

●	Balance short- and long-term compensation through annual cash bonuses based on performance and contribution, as well as stock option awards where appropriate.

How We Make Decisions Regarding Named Executive Officer Compensation

The Compensation Committee, management, and the Compensation Committee’s independent compensation consultant all play a significant role in the determination of executive compensation programs, practices, and levels. Actual roles are developed to align with governance best practices. In addition to the parties involved in the process, data and analyses in the form of competitive benchmarking and internal studies are used as decision-making tools regarding compensation. Below is an explanation of the key roles and responsibilities of each group, as well as how market data is integrated into the process.

Role of the Compensation Committee

The members of the Company’s Compensation Committee are James E. Danowski, Chairperson; Joseph A. Gaviola and John D. Stark, Jr. each of whom is an “outside director” for purposes of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee determines and approves the salaries, bonuses, stock option awards, benefits, and employment policies of the Company as they relate to the named executive officers.

In making determinations regarding executive compensation, the Compensation Committee weighs an individual’s personal performance, the performance of his or her area of responsibility, and the overall performance of the Company. The performance of the Chief Executive Officer in each of these regards is evaluated by the Compensation Committee. The performance of each of the named executive officers (other than the Chief Executive Officer) is evaluated by the Chief Executive Officer. The Compensation Committee reviews performance of the named executive officers on an annual basis and examines each named executive officer’s base salary, incentive bonus, and stock option award at such time. Further information concerning these determinations is described in the following sections.

Role of Management

Key members of the Company’s senior management attend Compensation Committee meetings at the Compensation Committee’s discretion to provide information and their perspective about executive compensation policies and programs. Management’s participation plays an important part in the development and continuation of benefit plans, and in determining appropriate levels of compensation. The Compensation Committee holds discussions with management in attendance to ensure that the Compensation Committee makes fully informed decisions with respect to compensation matters that affect the Company’s operations and shareholder returns. Finally, the Company’s President and Chief Executive Officer participates in deliberations of the Compensation Committee on an ex-officio, non-voting basis, but does not participate during, or attend, deliberations concerning his own compensation. No member of management was present during the portion of any Compensation Committee meeting at which the Compensation Committee made determinations regarding such named executive officer’s compensation.

Role of the Compensation Consultant

While the Compensation Committee has overall responsibility for establishing the policies, programs, and levels of executive compensation, the Compensation Committee in select cases utilizes outside compensation experts.  In 2011, the Compensation Committee engaged Pearl Meyer & Partners to (a) develop a Peer Group for making compensation comparisons for executives, (b) evaluate the competitiveness of total direct compensation for the then current executive team of the Company, and (c) design an annual executive incentive program to commence in 2012.  In their role as the Company’s outside advisor, the compensation consultant also responds to questions from the Compensation Committee. The compensation consultant reports directly to the Compensation Committee and, as directed by the Compensation Committee, works with management and the Chairperson of the Compensation Committee.  The Compensation Committee assessed the independence of Pearl Meyer & Partners and believes they are an independent advisor pursuant to the rules and standards promulgated by the SEC and NASDAQ.

Role of Market Data/External Comparisons

In addition to many other factors considered by the Compensation Committee, the Company takes into account the compensation practices of comparable companies in formulating the compensation program. The Company makes comparisons to compensation at peer companies at least annually, including information regarding regional banking organizations.

For 2012, the Company considered the compensation practices at the following peer companies in setting compensation for its named executive officers, which represents the peer group constructed by Pearl Meyer & Partners:

●	Arrow Financial Corporation	●	Hudson Valley Holding Corp.
●	Alliance Financial Corporation	●	Lakeland Bancorp, Inc.
●	BCB Bancorp, Inc.	●	Peapack-Gladstone Financial Corporation
●	Berkshire Bancorp Inc.	●	Republic First Bancorp, Inc.
●	Bridge Bancorp Inc.	●	Sterling Bancorp
●	Bryn Mawr Bank Corporation	●	Sun Bancorp, Inc.
●	Center Bancorp, Inc.	●	Tompkins Financial Corporation
●	Financial Institutions, Inc.	●	Unity Bancorp, Inc.
●	First of Long Island Corporation	●	Univest Corporation of Pennsylvania

This group of peer companies was chosen using the following criteria: banks that are publicly traded and subject to public reporting requirements regarding executive compensation, banks with approximately one-half to two times the total assets of the Company, banks headquartered in New York, New Jersey or Pennsylvania, and banks that represent established commercial entities (i.e., generally excluded companies traded on pink sheets, thrifts, etc.).

The Company also participates in comparison surveys conducted by independent firms that provide additional summary compensation data in return for the Company’s participation. During 2012, the Company participated on a paid basis in the New York Bankers Association survey conducted by Pearl Meyer & Partners; the Wage-Link survey of the New York Metropolitan Banking Group; and the Comp Data Survey for the Northeast Region.

In addition, on a periodic basis but at least annually, the Board of Directors compares the Company’s operating results and market performance to the commercial banking industry as a whole, all banking companies in the New York metropolitan area, all banking companies of similar size nationwide, and selected regional competitors. The Compensation Committee uses this information to evaluate the reasonableness of its compensation to named executive officers.

The Compensation Committee does not apply benchmarking information in a formulaic manner to determine the compensation of its named executive officers. Rather, the peer group and survey information represents one of several factors that the Compensation Committee considers in its qualitative approach to making compensation decisions. From the reviews conducted in 2012, compensation was determined to be within a reasonable range of the market median.

Compensation Program Elements

The Compensation Committee endeavors to achieve a balance between short- and long-term compensation and uses a mix of cash and equity to compensate its executives. Elements of compensation include base salary; cash bonus; stock options; and participation in a defined benefit pension plan as well as a voluntary, defined contribution plan, with respect to which the Company provides partial matching contributions. The Compensation Committee evaluates each element of compensation to align with the overall compensation philosophy and strategy.

Element	Purpose	Performance Orientation
Base Salary	Provide competitive, fixed compensation to attract and retain qualified, talented executives.	Adjustments to base salary reflect the individual’s overall performance, as well as contribution to the Company.
Annual Cash Bonuses (Executive Incentive Program)	Encourage and reward annual financial, operational and strategic successes at the Bank.	The entire bonus is performance-based.
Stock Options	Encourage named executive officers to focus on the long-term performance of the Company; link a named executive officer’s incentives to stockholders’ interests in increasing stockholder value.
The potential appreciation in our stock price above the exercise price for stock options motivates our named executive officers to build stockholder value as the individual only realizes value from the stock option if the stock price appreciates.

Retirement Benefits	Bolster retention of employees, including our named executive officers, by rewarding tenure of service to the Company by providing a source of income upon retirement.	Not intended to be performance-based.
Executive Perquisites	Provide a competitive total compensation arrangement.	Not intended to be performance-based.
Severance; Change of Control Employment Agreements
Attract and retain qualified named executive officers; change of control agreements provide an incentive for the Company’s named executive officers to continue to help successfully execute a change of control transaction.
Not intended to be performance-based.

Base Salary

Base salary represents the annual salary paid to each named executive officer. In order to determine an individual’s base salary, the Compensation Committee uses salary ranges which are based on the nature of the position. The Compensation Committee determines these ranges based upon a number of factors including regional salary surveys, peer group results, industry guidelines, and regional economic conditions. See “Role of Market Data/External Comparisons” on page 16.

Annual Cash Bonus (Executive Incentive Program)

The Company maintains the EIP, which provides for cash bonus rewards to executive officers for individual and Company performance during the course of the year.   The EIP’s objectives are to:

●	Reward performance that supports the Company’s short-term and long-term performance results.

●	Attract, retain and motivate executives with long-term business perspective.

●	Encourage a strategic perspective and team orientation.

●	Balance performance goals and incentives with appropriate risk management objectives.

Each named executive officer in the EIP has an incentive target defined for his or her role which is approved by the Compensation Committee, or the Board of Directors with respect to the CEO.  For 2012, the nominal incentive targets were determined to be 50% of annual base salary for our CEO and 30% of annual base salary for each of our other named executive officers.

In making incentive compensation determinations in 2012, the Compensation Committee considered multiple factors, including overall company and segment financial performance, achievement of or progress towards strategic initiatives, and individual performance and accomplishments. In addition to the items disclosed under “Business Performance and Outlook” on page 13, the Compensation Committee reflected on items such as the following for each individual.

●	Chief Executive Officer: enhancement of investor and customer relationships and reorganization of infrastructure for future Bank growth.

●
Chief Financial Officer: restructure of the process for measuring, monitoring and reporting the Bank’s allowance for loan and lease losses, improvement of SEC and public reporting and disclosure processes, and optimization of the securities portfolio.

●	Chief Credit Officer: reduction in non-performing assets, increase in quality mortgage originations, and enhancement of credit administration.

●	Operating Officer: total deposit growth, growth in demand deposits, and growth in non-interest income.

●	Chief Lending Officer: increase of quality commercial loan originations and the enhancement in lending procedures and protocols.

A named executive officer has the ability to earn more or less than his or her nominal target incentive opportunity.  As permitted under the EIP, the Compensation Committee, and the Board of Directors with respect to the CEO, adjusted cash bonus awards to the named executive officers, as appropriate, after considering additional subjective criteria.  Bonuses are determined and paid after the end of the fiscal year on which they are based. Messrs. Bluver, Finneran, Filipo and Orsino and Ms. Hamilton each received an incentive bonus under the EIP with respect to 2012.  See the Summary Compensation Table on page 24.

The Compensation Committee approved certain guaranteed minimum bonuses for 2012 for Messrs. Finneran and Orsino.  It was determined that these minimum bonuses were required to induce the executives to join the Company. These are one-time contractual arrangements with specific individuals; the Compensation Committee did not extend these minimum guaranteed bonuses nor does the Compensation Committee intend to provide for guaranteed bonuses to named executive officers on an ongoing basis.

Stock Options

Each year, the Compensation Committee considers grants of stock options for named executive officers.  These stock options are intended to align the interests of the individuals receiving grants with the interests of the Company’s shareholders. Stock options provide for financial gain derived from the potential appreciation in stock price from the option grant date until the option exercise date. The Company favors stock options over other forms of equity awards because award recipients achieve value only if the value of the Company’s stock increases after the option grant date. Further, stock options are a long-term performance instrument which effectively balances our total compensation program, including the balance between fixed and variable compensation, as well as the balance of short- and long-term incentives. Our historical practice was to grant stock options that vested one year after the date of the grant. However, more recent stock option grants contain longer vesting schedules, generally 3 to 5 years.

For specific grants to named executive officers, the Compensation Committee considers a variety of factors, including:

●	Individual performance and future potential of the executive.
●	The overall size of the equity grant pool.
●	Award value relative to other Company executives.
●	The value of previous grants and amount of outstanding unvested equity awards.
●	The recommendations of the Chief Executive Officer, other than in connection with grants to the Chief Executive Officer.

Stock options are granted with an exercise price equal to the fair market value of our Common Stock on the day of the meeting at which the Compensation Committee approves the grant. The meeting at which the Compensation Committee makes these awards is generally scheduled several months in advance. Mr. Filipo and Ms. Hamilton were each granted options in 2012 with a grant price equal to the fair market value of the Common Stock on the date of grant and a term of ten years, vesting over the first three years of the term.  In addition to our annual granting practices, the Compensation Committee also approved grants, as appropriate, for new hires and other special circumstances.   Messrs. Finneran and Orsino were granted options in connection with the commencement of their employment in 2012. The grants were executed on the date of hire with a grant price equal to the fair market value of the Common Stock on that day. The options are for a term of ten years and vest over the first three years of the term. See “Grants of Plan-Based Awards” on page 25.

Retirement Benefits

The Company’s defined benefit pension plan was frozen as of December 31, 2012.  The plan was structured to reward tenure of service with the Company by providing a source of income upon retirement. For a description of the defined benefit pension plan and a quantification of the benefits accrued by the named executive officers, please see the section titled “Compensation Pursuant To Pension and Retirement Plans” on page 26.

The defined contribution plan provides the named executive officers with the opportunity to further augment income in retirement. It is offered in the form of a 401(k) plan on the same terms as are available to all employees of the Company that have at least one-half year of service, and who worked at least 500 hours. Those terms include contributions up to legal limits established by the Internal Revenue Service. Contributions may be matched at fifty percent up to six percent of salary and cash bonus.

The Company also provides executives with the opportunity to defer income, including base salary, annual bonuses, and in the case of the Chief Executive Officer who is a member of our Board of Directors, directors’ fees. Because these funds represent income already earned, there is no vesting period. Deferrals are not matched. The executive becomes a general creditor of the subsidiary bank, and the deferral accrues interest at a rate tied to the prime interest rate as of December 31 of the prior year as published in the Wall Street Journal, currently prime minus one percent.

Executive Perquisites

Executive perquisites are not a significant component of the Company’s executive compensation program; the Company limits the use of perquisites among eligible executives. Named executive officers are generally eligible for personal use of Company automobiles, and life insurance coverage on the same terms as are available to all employees; however, none of the named executive officers received perquisites and personal benefits from the Company in excess of $10,000 during 2012.

Severance

Each of our named executive officers is eligible to participate in the Bank’s Severance Policy, which provides that, upon certain qualifying terminations of employment, the named executive officer is eligible to receive a lump sum severance payment equal to his or her weekly base salary multiplied by the number of full or partial years of service with the Company or the Bank, as applicable, up to a maximum of fifty-two weeks of base salary (with such severance payment subject to the execution and non-revocation of a release of claims).

For a quantification of these severance benefits, please see the subsection titled “Termination of Employment Without Cause” under the section “2012 Potential Payments Upon Termination of Employment or Change of Control” below.

Change of Control Employment Agreements

Pursuant to Change of Control Employment Agreements, each of the named executive officers is entitled to receive severance payments and other benefits in the event of a qualifying termination of the executive’s employment following a change of control of the Company. These arrangements are customary in our industry and are intended to attract and retain qualified executives that could have other job alternatives that may appear to them to be less uncertain absent these arrangements. In addition, the Company believes that these arrangements provide an incentive for the Company’s named executive officers to continue to help successfully execute a transaction involving a change of control of the Company from its early stages until closing and thereafter. For a description and quantification of these change of control benefits, please see the section titled “2012 Potential Payments Upon Termination of Employment or Change of Control” on page 27.

2012 Decisions

In 2012, the Company made the following executive compensation decisions for its named executive officers.  Compensation decisions were made in a holistic manner, considering objective and subjective factors.  These factors included, but were not limited to, the Company’s compensation philosophy, underlying compensation objectives, individual executive performance, established programs, and benchmarking information where appropriate.

Compensation Decisions Regarding Howard C. Bluver; Director, President and Chief Executive Officer

●
Maintained his annual base salary of $360,000 which is unchanged from his initial salary when hired in 2011.  During its annual compensation review in January 2012, the Compensation Committee felt that Mr. Bluver’s salary continued to be appropriate.

●
Awarded a 2012 cash incentive of $261,000 under the EIP.  Mr. Bluver’s EIP award is reflective of the Company’s overall achievements in 2012, as set forth under “Business Performance and Outlook” on page 13, as well as the items disclosed under “Annual Cash Bonus (Executive Incentive Program)” on page 18.

Compensation Decisions Regarding Brian K. Finneran; Executive Vice President, Chief Financial Officer

On January 3, 2012, the Company extended an offer letter to Mr. Finneran establishing the compensation that the Company would pay Mr. Finneran for his services as Executive Vice President, Chief Financial Officer.  The key elements include:

●	Annual base salary of $280,000.

●	Initial guaranteed bonus of $100,000 for the 2012 fiscal year.

●
A grant of stock options to acquire 20,000 shares of Company Common Stock with a per share exercise price equal to the fair market value of the Common Stock on the date of grant of $13.13 per share, vesting in three equal annual installments on each of the first, second and third anniversaries of the grant date subject to his continued employment.

Mr. Finneran entered into a Change of Control Employment Agreement in 2012 that provides for a minimum level of compensation and benefits during the three-year period immediately following a “change of control” of the Company and provides for severance equal to three times the sum of his base salary and target annual bonus, as well as three years of continued medical and dental benefits in the event that Mr. Finneran’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a change of control.

The Change of Control Employment Agreement also provides for a reduction of compensation and benefits to Mr. Finneran in the event that such reduction would avoid excise taxes under Sections 280G and 4999 of the Internal Revenue Code and result in a better after-tax outcome for Mr. Finneran.

In addition to the guaranteed bonus, Mr. Finneran also received a cash bonus of $50,000 for 2012 under the EIP.  The rationale for the discretionary bonus was the Company’s overall achievements during 2012 while Mr. Finneran was employed, as set forth under “Business Performance and Outlook” on page 13, as well as the items disclosed under “Annual Cash Bonus (Executive Incentive Program)” on page 18.

Compensation Decisions Regarding Frank D. Filipo; Executive Vice President, Operating Officer

●	Increased his annual base salary 1% in December 2012 to $250,151 to align his salary with the Company’s peer group.

●
Awarded a 2012 cash incentive of $80,000 under the EIP.  Mr. Filipo’s EIP award is reflective of the Company’s overall achievements in 2012, as set forth under “Business Performance and Outlook” on page 13, as well as the items disclosed under “Annual Cash Bonus (Executive Incentive Program)” on page 18.

●
Awarded a grant of stock options to acquire 20,000 shares of Company Common Stock with a per share exercise price equal to the fair market value of the Common Stock on the date of grant of $13.44 per share, vesting in three equal annual installments on each of the first, second and third anniversaries of the grant date subject to his continued employment.

Mr. Filipo entered into a Change of Control Employment Agreement in June 2012.  Mr. Filipo’s prior change of control employment agreement expired in April 2012.   The Change of Control Employment Agreement provides for a minimum level of compensation and benefits during the three-year period immediately following a “change of control” of the Company and provides for severance equal to three times the sum of his base salary and target annual bonus, as well as three years of continued medical and dental benefits in the event that Mr. Filipo’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a change of control.

The Change of Control Employment Agreement also provides for a reduction of compensation and benefits to Mr. Filipo in the event that such reduction would avoid excise taxes under Sections 280G and 4999 of the Internal Revenue Code and result in a better after-tax outcome for Mr. Filipo.

Compensation Decisions Regarding Karen A. Hamilton; Executive Vice President, Chief Credit Officer

●	Maintained her annual base salary of $250,000, which remained unchanged from her salary as of the end of 2011.

●
Awarded a 2012 cash incentive of $150,000 under the EIP.  Ms. Hamilton’s EIP award is reflective of the Company’s overall achievements in 2012, as set forth under “Business Performance and Outlook” on page 13, as well as the items disclosed under “Annual Cash Bonus (Executive Incentive Program)” on page 18.

●
Awarded a grant of stock options to acquire 20,000 shares of Company Common Stock with a per share exercise price equal to the fair market value of the Common Stock on the date of grant of $13.44 per share, vesting in three equal annual installments on each of the first, second and third anniversaries of the grant date subject to her continued employment.

Compensation Decisions Regarding Michael R. Orsino; Executive Vice President, Chief Lending Officer

On January 31, 2012, the Company extended an offer letter to Mr. Orsino establishing the compensation that the Company would pay Mr. Orsino for his services as Executive Vice President, Chief Lending Officer.  The key elements include:

●	Annual base salary of $200,000.

●	Initial guaranteed bonus of $50,000 for the 2012 fiscal year.

●
A grant of stock options to acquire 20,000 shares of Company Common Stock with a per share exercise price equal to the fair market value of the Common Stock on the date of grant of $12.44 per share, vesting in three equal annual installments on each of the first, second and third anniversaries of the grant date subject to his continued employment.

Mr. Orsino entered into a Change of Control Employment Agreement in 2012 that provides for a minimum level of compensation and benefits during the three-year period immediately following a “change of control” of the Company and provides for severance equal to two times the sum of his base salary and target annual bonus, as well as two years of continued medical and dental benefits in the event that Mr. Orsino’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a change of control.

The Change of Control Employment Agreement also provides for a reduction of compensation and benefits to Mr. Orsino in the event that such reduction would avoid excise taxes under Sections 280G and 4999 of the Internal Revenue Code and result in a better after-tax outcome for Mr. Orsino.

In addition to the guaranteed bonus, Mr. Orsino also received a cash bonus of $50,000 for 2012 under the EIP.  The rationale for the discretionary bonus was the Company’s overall achievements during 2012 while Mr. Orsino was employed, as set forth under “Business Performance and Outlook” on page 13, as well as the items disclosed under “Annual Cash Bonus (Executive Incentive Program)” on page 18.

2013 Material Compensation Decisions to Date

Leading up to the filing of this Proxy Statement, the Company made select 2013 decisions regarding compensation for named executive officers.  These decisions were made taking into account, where appropriate, the Company’s compensation philosophy, underlying compensation objectives, established programs, performance and benchmarking information where appropriate.

●
Messrs. Bluver and Finneran received merit increases of 3% and 4%, respectively, effective in January 2013, for 2012 performance.  Mr. Orsino received a merit increase for 2012 and a market adjustment to align his salary with the Company’s peer group in the aggregate of 20%, effective in January 2013.

●
Messrs. Finneran and Orsino each received a grant of stock options to acquire 5,000 shares of Company Common Stock with a per share exercise price equal to the fair market value of the Common Stock on the date of grant of $14.03 per share, vesting in three equal annual installments on each of the first, second and third anniversaries of the grant date subject to their continued employment.  These grants were reflective of their performance and contributions in 2012.

Other Programs, Policies, and Considerations

Stock Ownership

National banking law requires directors of a national bank to own a qualifying equity interest of common or preferred stock in the national bank or of a company that controls the bank in an amount not less than an aggregate par value of $1,000, an aggregate shareholders’ equity of $1,000, or an aggregate fair market value of $1,000. The Company does not have a formal requirement for directors and executive officers to own shares in excess of that number, but strongly encourages directors and executive officers to make a substantial investment in the Company’s Common Stock, and seeks to facilitate that investment through a Director Stock Purchase plan wherein directors may elect to have their fees invested in Common Stock of the Company, purchased in market transactions and without discount, on the day that the fees are paid. All employees are also eligible to have any portion of their income, net of deductions, invested in Common Stock of the Company on the same terms. There is no Company match or premium contribution.

Claw-back Policies

The Company has provisions in its incentive plans with respect to the adjustment or recovery of awards or payments if the relative performance measures upon which they are based are restated or otherwise adjusted in a manner that would have reduced the size of an award or payment.  The Company will comply with any statutory claw-back requirements, including requirements under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank”). As of the date of this Proxy Statement, the SEC has not adopted final rules implementing the claw-back provisions under Dodd-Frank.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s chief executive officer and certain other highly compensated executive officers only if the compensation qualifies as being performance-based under Section 162(m). The Company endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting the Company’s compensation objectives.

Nonetheless, from time to time certain non-deductible compensation may be paid and the Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in appropriate circumstances. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m).

Accounting Considerations

Our stock-based compensation awards are accounted for under US Generally Accepted Accounting Principles (“GAAP”). GAAP rules require us to calculate the grant date “fair value” of our equity awards using a variety of assumptions.  This calculation is reported in the compensation tables that follow, even though our named executive officers may never realize any value from these awards.  GAAP rules also require companies to recognize the compensation cost of their stock-based compensation awards in their income statements over the period that a recipient is required to render service in exchange for the option award.

Securities Trading Policy

The Company has a securities trading policy whereby directors, officers and employees are not allowed to trade in Company securities while in possession of material, nonpublic information concerning the Company. This policy applies to all of the Company’s directors, officers and employees, including directors, officers and employees of subsidiaries and other affiliates. This policy also applies to information relating to any other company, including our competitors, customers or suppliers, obtained in the course of employment with or by serving as a director, officer or employee of the Company.

Enforcement mechanisms include mandatory trading windows, blackout periods and the preclearance of transactions of directors, officers and specified employees by the Company’s General Counsel to ensure that trading is not based on material, nonpublic information.

Compensation Committee Report

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Risk Assessment

The Compensation Committee has taken steps in the design of the Company’s compensation programs, including those programs covering our named executive officers, to mitigate the potential of inappropriate risk taking by the Company’s employees. The following represent certain factors that mitigate inappropriate risk taking in our compensation programs:

●	Our compensation program for executives includes a balance of fixed and variable, short- and long-term compensation.
●	The Company offers both debt (non-qualified deferred compensation) and equity (stock options) compensation for executives.
●	The Company has a defensible peer group which it uses as a reference to making compensation decisions.
●	Written annual plan documents are distributed to all incentive plan participants.
●	Incentive plans contain a claw-back provision for restatement of earnings, fraud or misconduct.
●	Incentive payouts are made after the year‐end process is completed.
●	The Board has oversight of incentive plans via the Compensation Committee and, where appropriate, the full Board.
●	The incentive bonus plans are subject to annual financial and Sarbanes‐Oxley audits.
●	Incentive bonus calculations are made under dual control, and approved by the President and CEO.
●	The Compensation Committee approves all stock option grants to our employees.

Based on the above, the Company has concluded that its compensation policies and practices do not create inappropriate or unintended material risk to the Company as a whole, and that, consequently, our compensation plans do not create risks that are reasonably likely to have a material adverse effect on the Company.

The following table sets forth compensation to the named executive officers for the years ended December 31, 2012, 2011 and 2010:

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary	Bonus	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (2)(3)(4)(5)	Total
		($)	($)	($)	($)	($)	($)	($)	($)

Howard C. Bluver	2012	347,938	-	n/a	-	261,000	-	42,094	651,032
President &	2011	-	200,000	n/a	297,500	n/a	-	-	497,500
Chief Executive Officer

Brian K. Finneran (6)	2012	244,462	100,000	n/a	145,800	50,000	-	8,362	548,624
Executive Vice President &
Chief Financial Officer

Frank D. Filipo	2012	246,232	-	n/a	150,800	80,000	55,424	10,832	543,288
Executive Vice President &	2011	214,364	40,000	n/a	-	n/a	102,977	14,743	372,084
Operating Officer	2010	185,216	-	n/a	-	n/a	66,164	13,763	265,142

Karen A. Hamilton	2012	248,477	-	n/a	150,800	150,000	19,988	8,443	577,708
Executive Vice President &	2011	134,135	85,000	n/a	-	n/a	-	4,492	223,627
Chief Credit Officer

Michael R. Orsino (6)	2012	155,385	50,000	n/a	138,600	50,000	-	4,739	398,724
Executive Vice President &
Chief Lending Officer

(1) The amounts included in this column reflect the grant date fair value of stock option awards granted to our named executive officers. The grant date fair value was determined in accordance with FASB ASC Topic 718. The grant date fair value of the stock options is estimated using the Black-Scholes option pricing model. See Note 8 to the consolidated financial statements filed with the SEC on Form 10-K for the fiscal year ended December 31, 2012 for an explanation of the assumptions made in valuing these awards.

(2) Includes company matching contributions to 401(k) plan for Mr. Filipo. No other named executive officer participated in the Bank's 401(k) plan during 2012.

(3) Includes life insurance premiums and personal use of automobiles owned by the Company for each named executive officer. Also includes, for Mr. Bluver and Ms. Hamilton, the value of preferred stock in the Bank's real estate investment trust subsidiary.

(4) The total of perquisites and personal benefits did not exceed $10,000 for any of the named executive officers.

(5) Includes retainer of $39,000 for services by Mr. Bluver as a Director of the Company.

(6) Mr. Finneran commenced employment with the Company on February 2, 2012. Mr. Orsino commenced employment with the Company on March 9, 2012.

Grants of Plan-Based Awards

At the annual meeting of shareholders on April 14, 2009, shareholders approved the 2009 Stock Incentive Plan, a successor to the 1999 Stock Option Plan. The Company may grant incentive stock options, non-qualified stock options, and stock appreciation rights under the 2009 Stock Incentive Plan.

GRANTS OF PLAN-BASED AWARDS
Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	($)

Howard C. Bluver	-	n/a	n/a	n/a	n/a	n/a	n/a	n/a	-	-	-
Brian K. Finneran	02/03/12	n/a	n/a	n/a	n/a	n/a	n/a	n/a	20,000	13.13	145,800
Frank D. Filipo	03/29/12	n/a	n/a	n/a	n/a	n/a	n/a	n/a	20,000	13.44	150,800
Karen A. Hamilton	03/29/12	n/a	n/a	n/a	n/a	n/a	n/a	n/a	20,000	13.44	150,800
Michael R. Orsino	03/09/12	n/a	n/a	n/a	n/a	n/a	n/a	n/a	20,000	12.44	138,600

Under the 2009 Stock Incentive Plan, the Compensation Committee determines the optionee, the number of shares covered by an option, and the per share exercise price of an option, which must equal the fair market value of a share of Common Stock on the grant date. Options may not have a term greater than ten years. The option exercise price may be paid either in cash or by delivery of shares of the Company’s Common Stock, valued at the market price on the date of exercise.  Recent stock option grants contain vesting schedules of up to 5 years.

The following table details outstanding equity awards to named executive officers at fiscal year-end December 31, 2012:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
	Number of Securities Underlying Unexercised Options	Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)	(#)

Name	Exercisable	Unexercisable	#	($)		(#)	($)	(#)	(#)
Howard C. Bluver	-	50,000	n/a	10.79	12/30/2021	n/a	n/a	n/a	n/a
Brian K. Finneran	-	20,000	n/a	13.13	2/3/2022	n/a	n/a	n/a	n/a
Frank D. Filipo	-	20,000	n/a	13.44	3/29/2022	n/a	n/a	n/a	n/a
	1,000	-	n/a	31.83	2/24/2013	n/a	n/a	n/a	n/a
	2,500	-	n/a	34.39	1/28/2014	n/a	n/a	n/a	n/a
	3,000	-	n/a	31.25	1/19/2015	n/a	n/a	n/a	n/a
	3,000	-	n/a	34.95	1/23/2016	n/a	n/a	n/a	n/a
	3,000	-	n/a	32.90	1/29/2017	n/a	n/a	n/a	n/a
	2,000	-	n/a	31.18	1/28/2018	n/a	n/a	n/a	n/a
	2,000	-	n/a	28.30	1/20/2019	n/a	n/a	n/a	n/a
Karen A. Hamilton	-	20,000	n/a	13.44	3/29/2022	n/a	n/a	n/a	n/a
Michael R. Orsino	-	20,000	n/a	12.44	3/9/2022	n/a	n/a	n/a	n/a

Option Exercises and Stock Vested

In 2012, no option awards held by named executive officers were exercised and no stock awards held by named executive officers vested.

Compensation Pursuant To Pension and Retirement Plans

The Bank participates in a defined benefit pension plan covering substantially all employees. The plan was frozen as of December 31, 2012.  Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment. Compensation used to determine benefits is all compensation as reported on form W-2. A participant’s normal retirement benefit is an annual pension benefit commencing on his normal retirement date payable in the normal benefit form in an amount equal to: (1) 1.75 percent of his average annual compensation, multiplied by creditable service up to 35 years; plus (2) 1.25 percent of his average annual compensation, multiplied by creditable service in excess of 35 years up to 5 years; minus (3) 0.49 percent of his final average compensation (up to covered compensation) multiplied by creditable service up to 35 years. The normal benefit form is payable as a single life pension with 60 payments guaranteed. An employee became a participant in the Plan on the 1st of the month which coincided with or next following the completion of 12 months of eligible service and attainment of age 21. There are a number of optional forms of benefit available to the participants, all of which are adjusted actuarially. Participants are eligible for early retirement under the Plan upon obtaining age 55. Early retirement benefits are determined by reducing the basic benefit by 3 percent per annum and reducing the offset benefit by 6 percent per annum. Mr. Filipo is eligible for early retirement under the Plan. The following table details pension benefits earned as of December 31, 2012:

PENSION BENEFITS
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (1)	Payments During Last Fiscal Year
		(#)	($)	($)

Howard C. Bluver	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	0.0	-	-
Brian K. Finneran	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	0.0	-	-
Frank D. Filipo	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	11.25	453,529	-
Karen A. Hamilton	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	0.58	19,988	-
Michael R. Orsino	New York State Bankers Retirement System Volume Submitter Plan as adopted by Suffolk County National Bank	0.0	-	-

(1) The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2012.

Deferred Compensation Plan

There are no non-qualified defined-contribution plans (e.g., an excess plan) at the Company in which named executive officers participate.

2012 Potential Payments Upon Termination of Employment or Change of Control

Termination of Employment without “Cause” or for “Good Reason” in Connection with a “Change of Control”

As of December 31, 2012, the Company had entered into agreements with each of the named executive officers that generally provide for certain benefits in the event that the Company terminates the executive’s employment without cause or if the executive terminates employment for good reason within three years of a “change of control” of the Company.

Messrs. Bluver, Finneran and Filipo are each party to a Change of Control Employment Agreement that provides for a minimum level of compensation and benefits during the three-year period immediately following a “change of control” of the Company and provides for severance equal to three times the sum of his base salary and target annual bonus, as well as three years of continued medical and dental benefits in the event that the executive’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a change of control.  The Change of Control Employment Agreement also provides for a reduction of compensation and benefits to the executive in the event that such reduction would avoid excise taxes under Sections 280G and 4999 of the Internal Revenue Code and result in a better after-tax outcome for the executive.  Ms. Hamilton was also a party to a Change of Control Employment Agreement with the same terms and conditions as the foregoing.  Ms. Hamilton’s Change of Control Agreement terminated upon her retirement in February 2013.

Mr. Orsino is party to a Change of Control Employment Agreement that provides for a minimum level of compensation and benefits during the two-year period immediately following a “change of control” of the Company and provides for severance equal to two times the sum of his base salary and target annual bonus, as well as two years of continued medical and dental benefits in the event that the executive’s employment is terminated without “cause” or he resigns with “good reason” during the three-year period immediately following a change of control.  The Change of Control Employment Agreement also provides for a reduction of compensation and benefits to the executive in the event that such reduction would avoid excise taxes under Sections 280G and 4999 of the Internal Revenue Code and result in a better after-tax outcome for the executive.

In the event of a change of control of the Company, all outstanding, unvested stock options immediately vest and become exercisable pursuant to the terms of the Company’s equity compensation plans.

Termination of Employment Without “Cause”

Each of our named executive officers, other than Ms. Hamilton, is eligible to participate in the Bank’s Severance Policy, which provides that, upon certain qualifying terminations of employment, the named executive officer is eligible to receive a lump sum severance payment equal to his or her weekly base salary multiplied by the number of full or partial years of service with the Company or the Bank, as applicable, up to a maximum of fifty-two weeks of base salary (subject to the execution and non-revocation of a release of claims).   In the event of a qualifying termination of employment, and assuming the event occurred as of December 31, 2012, Mr. Bluver would be entitled to a lump sum severance payment equal to $6,961, Mr. Finneran would be entitled to a lump sum severance payment equal to $4,913, Mr. Filipo would be entitled to a lump sum severance payment equal to $54,248, and Mr. Orsino would be entitled to a lump sum severance payment equal to $3,140.

In addition, unvested stock options held by Messrs. Bluver, Finneran, Filipo and Orsino vest on a termination without “cause” or his resignation with “good reason” (as such terms are defined in his Change of Control Employment Agreement).

Ms. Hamilton entered into a severance agreement with the Company upon her commencement of employment in May 2011.  Ms. Hamilton’s severance agreement expired by its terms on May 15, 2012.

Employment Agreements in the Event of a “Change in Control”

As of December 31, 2012, the Company had entered into agreements with each of its named executive officers that provide for certain benefits in the event the Company terminates the executive’s employment without cause or if the executive terminates employment for good reason, in each case within three years (two for Mr. Orsino) of a “change in control” of the Company.

On June 12, 2012, the Company entered into a new Change of Control Employment Agreement with Mr. Filipo, which replaced his prior agreement.  The prior agreement provided benefits as a result of termination upon a Change of Control on or prior to April 12, 2012.  The new agreement provides benefits that are generally consistent with the Change of Control Employment Agreements between the Company and the other named executive officers.

For the purposes of these agreements, the Company generally defines change in control as follows:

1)	The acquisition by any individual, entity or group of beneficial ownership of 20 percent or more of outstanding shares of Common Stock of the Company, subject to customary exceptions;
2)	Individuals who constitute the Board cease for any reason to constitute at least a majority of the Board;
3)
Consummation of a reorganization, merger or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, subject to customary exceptions; or

4)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

If a qualifying termination of employment following a change in control were to occur, an employee would be generally entitled to:

•	Cash Severance
•	Pro-rata Bonus
•	Benefits Continuation
•	Equity Acceleration

The agreements do not provide for tax “gross-ups.” If the employee were subject to the golden parachute excise tax under Internal Revenue Code Section 280G, payments and benefits payable under the agreement will be reduced to an amount that is $1 less than such amount that would cause the excise tax, or the executive will have the opportunity to pay the excise tax themselves; the option that places the executive in the best, after-tax position will be employed.

Following is a summary of the maximum possible benefit to the five named executive officers, assuming a termination of employment on December 31, 2012, immediately following a change in control of the Company:

POTENTIAL COST OF CHANGE-OF-CONTROL AGREEMENTS - Named Executive Officers
Name	Cash Severance Value (1)	Pro-rata Bonus (2)	Benefits Continuation (3)	Equity Acceleration (4)	280G Scaleback(5) (If applicable)	Total
	($)	($)	($)	($)	($)	($)

Howard C. Bluver	$1,620,000	$180,000	$-	$115,500	$(189,596)	$1,725,904
Brian K. Finneran	1,092,000	84,000	-	28,205	-	1,204,205
Frank D. Filipo	975,590	75,045	59,801	28,421	-	1,138,857
Karen A. Hamilton	975,000	75,000	75,249	28,421	-	1,153,670
Michael R. Orsino	520,000	60,000	938	13,200	-	594,138

(1) Multiple of base salary and target bonus, payable in a lump sum.

(2) Pro-rated target bonus for 2012. Reflects a full year.

(3) Reflects the annual cost to the Company for 3 years of continued medical and dental benefits (two years for Mr. Orsino).

(4) In the event of a change in control of the Company, all outstanding, unvested stock options immediately vest and become exercisable under the terms of the Company’s equity compensation plans.  Executives would receive an additional year to exercise outstanding stock options upon termination due to a change in control; however, for purposes of the calculation, we assume a cash out of all outstanding stock options at the time of the termination. Calculation uses closing Common Stock price on December 31, 2012 of $13.10 per share.

(5) The highest marginal tax rate (8.97%) was used when calculating the potential 280G impact.

Directors’ Compensation

Director Fees and Retainers

For 2012, our directors (other than Mr. Gaviola, but including Mr. Bluver, our Chief Executive Officer) received the following retainers and fees:

•
Annual retainer of $39,000, payable monthly, to include attendance at 12 regular meetings of the Board, one organizational meeting of the Board, the annual meeting of shareholders, all other committee meetings as assigned, and any special meetings that the Board deems necessary.

•	An annual retainer of $4,000, payable monthly, for service on the Audit Committee to reflect the additional work, responsibility, and liability.

•	An annual retainer of $6,000, payable monthly, for the Chairman of the Audit Committee to reflect the still greater responsibility and work of that position.

•	A monthly retainer of $1,000 for weekly service on the Loan Committee to reflect the additional time commitment required.

•	Up until December 31, 2012, a monthly retainer of $1,000 for service on the Compliance Committee to reflect the additional time commitment required.

Mr. Gaviola receives an annual retainer of $100,000, payable monthly, in recognition of his increased responsibilities and time commitment as Chairman and the additional work and time devoted to being on-site to monitor progress in fulfilling conditions of the Formal Agreement.  Mr. Gaviola also received $800 per month for attendance fees from January through May 2012.  He also receives an annual travel allowance of $10,000, payable monthly, as reimbursement for travel and commuting on behalf of the Company.

All retainers would be recovered from any director who attended less than 75 percent of the board meetings or meetings of any committee to which he or she had been assigned.

Deferred Compensation

The Company maintains a Directors’ Deferred Compensation Plan, under which a director may defer receipt of his fees as a director of the Bank until retirement or age 72, termination of service, or death. During the deferral period, amounts deferred earn interest at 1 percent less than the prime rate.

Director Stock Purchase Plan

The Company seeks to help directors to make a substantial investment in the Company’s Common Stock through a Director Stock Purchase plan wherein directors may elect to have their fees invested in Common Stock of the Company, purchased in market transactions and without discount, on the day that the fees are paid. Two directors participated in the plan during 2012, investing a total of $53,199 in 4,077 shares. These investments were made directly from the directors’ cash fees after taxes without deferral of income for purposes of taxes, and represent an investment of personal funds by these directors.

The following table details compensation paid to directors during the year ending December 31, 2012:

DIRECTOR COMPENSATION
Name (1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation (2)	Total
	($)	($)	($)	($)	($)	($)

Howard C. Bluver (3)	39,000	n/a	n/a	n/a	-	39,000
Steven M. Cohen (4)	22,750	n/a	n/a	n/a	45	22,795
James E. Danowski (8)	43,000	n/a	n/a	n/a	45	43,045
Joseph A. Gaviola (5)	114,000	n/a	n/a	n/a	45	114,045
Edgar F. Goodale (6)(7)	58,000	n/a	n/a	n/a	45	58,045
David A. Kandell (6)(8)	61,000	n/a	n/a	n/a	45	61,045
Terence X. Meyer (6)(7)	63,000	n/a	n/a	n/a	45	63,045
Susan V. B. O'Shea	39,000	n/a	n/a	n/a	45	39,045
John D. Stark, Jr. (7)	44,000	n/a	n/a	n/a	45	44,045

(1) No director who is not also an employee standing for election or continuing in office participates in a pension plan provided for or affiliated with the Company.

(2) Includes life insurance of $25,000 per director at a premium of $45 per annum.

(3) Mr. Bluver's retainer is also included in the Summary Compensation Table under "All Other Compensation."

(4) Steven M. Cohen was appointed to the Board in May 29, 2012.

(5) In addition to duties as Chairman, Joseph A. Gaviola was assigned to monitor progress in fulfilling terms of the OCC Formal Agreement  for a stipend of $100,000 per annum and a $10,000 travel allowance in lieu of other fees.  From January through May 2012, Mr, Gaviola also received an attendance fee of $800 per month.

(6) Edgar Goodale, David A. Kandell, and Terence X. Meyer were assigned additional duties as members of the Compliance Committee meetings for an additional stipend of $1,000 per month.

(7) Terence X. Meyer, John D. Stark (from January through May 2012) and Edgar F. Goodale (from June through December 2012) were assigned weekly duties as members of the Loan Committee for an additional stipend of $1,000 per month.

(8) James E. Danowski was assigned additional duties as a member of the Audit Committee for an additional stipend of $333 per month and David A. Kandell was assigned additional duties as Chairman of the Audit Committee for an additional stipend of $833 per month.

PROPOSAL 2
ADVISORY, NON-BINDING RESOLUTION TO APPROVE 2012 EXECUTIVE COMPENSATION

We describe this item as an advisory vote on executive compensation, but it is more commonly known as a “say-on-pay” vote.  Under this item, our shareholders will have an opportunity to approve, on an advisory, non-binding basis, the compensation of our Chief Executive Officer and the other named executive officers named in the Summary Compensation Table of this Proxy Statement on page 24. The Summary Compensation Table provides a snapshot of the compensation paid or granted to our named executive officers in 2012.

What does it mean to have a “say-on-pay” advisory vote?

This item is an advisory, non-binding vote, which means that it will not bind the Company or our Board. We will disclose how many shareholders voted “For” the resolution, how many voted “Against” the resolution and how many abstained from voting. At the annual meeting of shareholders of the Company held on April 12, 2011, as recommended by the Company’s Board of Directors, the Company’s shareholders approved, on an advisory basis, that the Company’s future advisory “say-on-pay” votes should be held once every year. Consistent with its recommendation and the shareholder vote, the Company’s Board of Directors has determined that it will hold an advisory vote on executive compensation once every year, until the next shareholder vote on say-on-pay frequency.

We cannot predict what actions the Company’s Board of Directors will take, if any, in response to this vote. We believe that the complex interplay between performance, risk management, succession planning, and compensation should not require material changes based solely on the results of an “up or down” vote.

Due to its broad nature, the outcome of a “say-on-pay” vote does not convey nuanced information about the shareholders’ views about the compensation of individual executives, the different elements of our compensation program, or the choices our Compensation Committee makes during a year. This does not mean that a “say-on-pay” vote is without value, however.

We believe that open lines of communication among the Company’s Board of Directors, executive management, and our shareholders serve as the foundation for good corporate governance and responsible stewardship. We welcome opportunities to reach an increasingly diverse shareholder base. This vote may assist us in our ongoing engagement and outreach efforts, as we continue to serve our core constituencies of shareholders, customers, employees, and communities.

Where can I find more information on executive compensation at Suffolk Bancorp?

The Company’s executive compensation program and the compensation awarded under that program are described in the Compensation Discussion and Analysis section, the compensation tables, and the related disclosure contained in this Proxy Statement. Please see pages 12 through 29. The Board of Directors believes that the compensation arrangements for its named executive officers are fair and balanced.

The Board of Directors recommends a vote FOR the following advisory resolution:

“Resolved, that the Company’s shareholders approve, on an advisory, non-binding basis, the compensation paid to the Company’s named executive officers for 2012, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

PROPOSAL 3
RATIFICATION OF THE APPOINTMENT OF BDO USA, LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2013

The Audit Committee recommended, and the Board of Directors has selected, BDO USA, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending December 31, 2013, and recommends that shareholders vote for ratification of the appointment. BDO USA, LLP has audited the Company’s financial statements since 2011. Notwithstanding the selection, the Board, in its discretion, may direct the appointment of new independent auditors at any time during the year, if the Board feels that the change would be in the best interests of the Company and its shareholders. In the event shareholders vote against ratification, the Board will reconsider its selection.

Representatives of BDO USA, LLP are expected to be present at the annual meeting of the shareholders. They will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

It is the policy of the Audit Committee that all non-audit services be approved by the Committee prior to engagement, and all such services were so approved. The following aggregate fees were billed by the accountants during 2012 and 2011:

AUDIT FEES
	2012	2011
Audit fees - BDO USA, LLP (1) (2)	$370,800	$225,000
Audit fees - Grant Thornton, LLP (2)	560,926	2,380,440
Audit-related fees - BDO USA, LLP (2)	26,206	-
Audit-related fees - Grant Thornton, LLP (3)	-	37,260
Tax fees	-	-
All other fees	-	-
	$957,932	$2,642,700

(1)  Consists of fees for professional services rendered for the audit of Suffolk’s annual financial statements and review of interim financial statements, and services that are normally provided by Suffolk’s registered independent public accounting firm in connection with statutory and regulatory filings or engagements, work related to section 404 of SOX, consents and audits of subsidiary companies.

(2) On January 25, 2012, Suffolk filed a Form 8-K reporting that on January 19, 2012, the Audit Committee of the Board of Directors determined not to engage Grant Thornton, LLP as Suffolk's independent registered public accounting firm for the audit of the Company's financial statements for the fiscal year ended December 31, 2011, and engaged BDO USA, LLP as Suffolk's new independent registered public accounting firm.

(3)  Consists of fees billed for the audit of the Suffolk County National Bank 401(k) Savings and Protection Plan and the Suffolk County National Bank Employees’ Retirement Plan.

The Board of Directors recommends a vote FOR this proposal, which is Item 3 on the proxy card.

Delivery of Documents to Security Holders Sharing an Address

Only one Annual Report and Proxy Statement is delivered to two or more shareholders who share an address unless the Company or its agent has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of these documents to shareholders at a shared address to which a single copy was delivered. To request that separate copies of these documents be delivered, shareholders can contact the Company’s registrar and transfer agent by mail at: American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, New York, New York 11219; or by telephone at 1-800-937-5449; or on the Internet at www.amstock.com. You may also contact the Company’s registrar and transfer agent if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future.

OTHER MATTERS

The Board of Directors of the Company is not aware of any other matters that may come before the meeting. If any other business should properly come before the meeting, of if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the persons named in the proxies.

Date: April 12, 2013

By Order of the Board of Directors
PATRICIA M. SCHAUBECK
Corporate Secretary

THIS PAGE LEFT BLANK INTENTIONALLY.

ANNUAL MEETING OF SHAREHOLDERS OF

SUFFOLK BANCORP

May 21, 2013

PROXY VOTING INSTRUCTIONS

INTERNET - Access "www.voteproxy.com" and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	COMPANY NUMBER

Vote online/phone until 11:59 PM EDTthe day before the meeting.	ACCOUNT NUMBER

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at www.suffolkbancorp.com

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20333000000000001000 5	052113

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	To approve the advisory, non-binding resolution on 2012 executive compensation.	☐	☐	☐
		NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Edgar F. Goodale (for a term of three years) O David A. Kandell (for a term of three years) O Ramesh N. Shah (for a term of three years)	3.	To ratify the Board of Directors' appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
			4.	Any other business which may be properly brought before the meeting or any adjournment thereof.
☐	FOR ALL EXCEPT (See instructions below)
			THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL ONE, TWO AND THREE.

			PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS QUICKLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

				MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐
Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

SUFFOLK BANCORP

May 21, 2013

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement and proxy card
are available at www.suffolkbancorp.com

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

Please detach along perforated line and mail in the envelope provided.

20333000000000001000 5	052113

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of Directors:			2.	To approve the advisory, non-binding resolution on 2012 executive compensation.	☐	☐	☐
		NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Edgar F. Goodale (for a term of three years) O David A. Kandell (for a term of three years) O Ramesh N. Shah (for a term of three years)	3.	To ratify the Board of Directors' appointment of BDO USA, LLP as independent registered public accounting firm for the fiscal year ending December 31, 2013.	☐	☐	☐
			4.	Any other business which may be properly brought before the meeting or any adjournment thereof.
☐	FOR ALL EXCEPT (See instructions below)
			THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL ONE, TWO AND THREE.

			PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS QUICKLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING IN PERSON OR NOT. YOU MAY WITHDRAW YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY AT THE MEETING BY GIVING WRITTEN NOTICE TO THE SECRETARY OF THE COMPANY.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

				MARK "X" HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐
Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

SUFFOLK BANCORP
PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS - May 21, 2013

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoint(s) BRIAN K. FINNERAN and JILL E. ABBATE as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the matters shown on the reverse side in the manner directed, and upon any other matter which may properly come before the meeting, all the shares of common stock of Suffolk Bancorp held on record by the undersigned on April 5, 2013 at the annual meeting of shareholders to be held at 10:00 A.M. (EDT) on Tuesday, May 21, 2013 at Suffolk County National Bank, Administrative Center, Lower Level, 4 West Second Street, Riverhead, New York, or any adjournment thereof. The undersigned hereby revokes any proxy previously given.

(Continued and to be signed on the reverse side)